Exhibit 10.2

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on the dates signified on the signature pages hereto, and is to be effective on July 31, 2017 (the “Effective Date”), by and between Ennis, Inc. (“Ennis” or the “Company”) and Ronald M. Graham (“Executive”) (Executive together with Company are the “Parties”). This Agreement amends and restates that certain Employment Agreement dated December 19, 2008 between Ronald M. Graham and Company (the “Original Agreement”).

WHEREAS, Company desires to continue to employ Executive as Vice President and Executive desires to continue to be employed by Company in said capacity without distraction by employment-related uncertainties, and Company considers such employment to be a vital element to protecting and enhancing the best interests of Company, its subsidiaries and shareholders;

WHEREAS, Company and Executive are Parties to the Original Agreement; and

WHEREAS, Company and Executive wish to amend and restate the Original Agreement in its entirety to set forth in writing the terms and conditions of their understandings and agreements whereby Executive will continue to be employed by Company for the period set forth below commencing on the Effective Date (subject to the provisions of Section 4 below);

NOW, THEREFORE in consideration of the mutual covenants set forth herein and other good and valuable consideration, the Parties agree as follows:

1. POSITION/DUTIES.

(a) Company agrees to employ Executive in the position of Vice President (“VP”). Executive shall serve and perform the duties which may from time to time be assigned to him by Company’s Board of Directors (“Board”), its Chairman or the Chief Executive Officer (“CEO”). Executive shall exercise the authority and assume the responsibilities of an executive of a company the size and nature of Ennis, and other duties as the Board, its Chairman, or the CEO may prescribe consistent with a Company the size and nature of Ennis.

(b) Executive agrees to serve as VP and agrees that he will devote his best efforts and all his business time and attention to all facets of the business of Company and will faithfully and diligently carry out the duties of VP. Executive agrees to comply with all Company policies in effect from time to time, and to comply with all laws, rules and regulations, including but not limited to, those applicable to Company.

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(c) Company may from time to time designate Executive as an officer of any current or future subsidiary and, in such event, should use its best efforts to fairly allocate Executive’s compensation among itself and such other subsidiary or subsidiaries either through multiple direct payroll checks to Executive or by inter-company reimbursements, in any case consistent with any applicable regulations or any regulatory policies.

(d) Executive agrees to office attendance and hours consistent with the duties and obligations of an executive of a company of such size and nature as Ennis, and further agrees to travel as necessary to perform his duties under this Agreement.

2. TERM.

Subject to earlier termination in accordance with the provisions of Section 4 of this Agreement, Executive shall be employed by Company for an initial period commencing on the Effective Date and ending on July 31, 2018 (the “Term”); provided that the Term shall be automatically extended for successive one-year periods thereafter unless, no later than sixty (60) days prior to the expiration of the Term, or any such successive 1-year renewal period, either Party shall provide to the other Party written notice of its or his desire not to extend the Term.

3. COMPENSATION, BENEFITS AND REIMBURSEMENT OF EXPENSES.

Company shall compensate Executive for the services rendered under this Agreement as follows:

(a) Base. During the Term, Company shall pay Executive an annual base salary to be determined by the Board or the Compensation Committee thereof (“Base Salary”). The Base Salary shall initially be set at $292,934 per year. The Base Salary shall be payable in equal bi-weekly installments (less applicable withholding) and in accordance with customary payroll practices of Company for the payment of executives.

(b) Bonus Opportunities. In addition to the Base Salary, Executive shall also be eligible to participate in and receive compensation as may be determined by the Board or the Compensation Committee thereof (“Discretionary Bonus”), pursuant to Executive Annual Incentive Plan, or any subsequent plan. The Discretionary Bonus is not an accrued right under this Agreement.

(c) Stock Options or Other Form of Additional Consideration. Executive will be eligible to participate in and may receive from time to time stock options or other forms of long-term incentive compensation arrangements subject to the discretion of the Board or the Compensation Committee thereof. The stipulations regarding the granting of these awards and their exercise by Executive will be defined in the Long-Term Incentive Plan or in other plans or actions of the Board or the Compensation Committee thereof.

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(d) Expenses. Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to Company upon submission of proper vouchers in accordance with Company’s expense reimbursement policy, as set forth in the Ennis, Inc. Employee Reimbursable Expense Policy, effective January 1, 2008, or any thereafter adopted replacement expense reimbursement policies. Any reimbursement that would constitute non-qualified deferred compensation subject to Section 409A shall be subject to the following additional rules:

(i) No reimbursement of any such expense shall affect Executives right to reimbursement of any other such expense in any other taxable year;

(ii) Reimbursement of expense should be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and

(iii) The right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e) Benefits. Company shall make available to Executive, throughout the Term, benefits as are generally provided by Company to its executive officers, including but not limited to any group, health, dental, vision, disability or accident, insurance, pension plan, profit sharing plan, retirement savings plan, 401(k) plan, or such other benefit plan or policy which may presently be in effect or which may hereafter be adopted by Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require Company to adopt or maintain any particular plan or policy.

(f) Vacation. Executive shall be entitled to paid vacation during each calendar year during the Term, consistent with policies and amounts then applicable to executive officers.

(g) Holidays. Executive shall further be entitled to paid holidays, personal days, and sick days consistent with the policies then applicable to executive officers.

4. TERMINATION.

(a) Termination by Company Without Cause. Company may at any time terminate the Term and Executive’s employment hereunder without Cause (and other than due to death or Disability). If Company terminates the

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Term and Executive’s employment hereunder pursuant to this Section 4(a) prior to end of the Term, as the same may have been extended or renewed pursuant to Section 2, Company shall pay Executive all accrued but unpaid Base Salary, and any earned but unpaid Discretionary Bonus for the prior year, if any, (“Accrued Compensation”) as soon as reasonably practicable following such termination. In addition, and subject to Section 7, Company shall also pay Executive a severance payment (the “Severance Payment”) equal to the greater of the amount of Base Salary through the end of the Term or one (1) times the sum of (i) Executive’s then annual Base Salary plus (ii) an amount equal to Executive’s Discretionary Bonus for the immediately preceding fiscal year. In addition, in the event of a termination pursuant to this Section 4(a) or Section 4(c) below, any unvested stock options or other equity-awards granted to Executive under any plan, initiative, or award plan previously or subsequently adopted by Company that are outstanding as of the date of such termination shall become fully vested and nonforfeitable. However, notwithstanding any other provision of this Section 4(a), any such stock options granted to Executive that remain unexercised as of the date of their expiration will expire in accordance with the terms of the applicable plan and the relevant stock option agreement. Subject to Sections 4(j) and 7, the Severance Payment will be paid out in bi-weekly payments over a period of one (1) year in accordance with the ordinary payroll practices and deductions of Company.

(b) Termination by Company for Cause. Company may terminate the Term and Executive’s employment hereunder at any time for Cause. Upon termination of the Term and Executive’s employment hereunder by Company for Cause, Company shall promptly pay Executive his Accrued Compensation. A termination for Cause may be for one or more of the following reasons, which shall be defined as “Cause:”

(i) Conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violations of Company’s policies on sexual harassment, ethics, or any other policies then in effect; misappropriation of funds or property of Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or other willful misconduct that is below normal industry standards, as determined in the sole reasonable discretion of Company;

(ii) Continued willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity, or disability) where such non-performance continue for more than ten (10) days following written notice of such non-performance unless ten (10) days notice would be futile in correcting issues related to non-performance;

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(iii) Executive’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than ten (10) days following a written notice of such refusal or failure unless ten (10) days notice would be futile in correcting issues related to non-performance;

(iv) A criminal or civil conviction of Executive, a plea of nolo contendere by Executive, or other conduct by Executive that, as determined in the sole reasonable discretion of the Board, has resulted in, would result in, if Executive were retained in his position with Company, material injury to the reputation of Company, including, without limitation, conviction or fraud, theft, embezzlement or a crime involving moral turpitude;

(v) A material breach by Executive of any of the provisions of this Agreement;

(vi) Ongoing alcohol/drug addition and a failure by Executive to successfully complete a recovery program; or

(vii) Intentional wrongful disclosure of confidential information of Company or engaging in wrongful competitive activity with Company.

(c) Termination by Executive for Good Reasons. Executive may terminate the Term and Executive’s employment hereunder for “Good Reason” (as defined below), after providing thirty (30) days written notice to Company, which identifies the Good Reason for Executive’s termination. Upon termination of the Term and Executive’s employment hereunder by Executive for Good Reason, Company shall pay Executive:

(i) His Accrued Compensation, to be paid as soon as reasonably practicable following such termination; and

(ii) Subject to Sections 4(j) and 7, the Severance Payment, in periodic bi-weekly payments over a period of one (1) year in accordance with the ordinary payroll practices and deductions of Company.

Good Reason means any of the following reasons:

(i) Executive’s removal from his position as VP other than due to termination of the Term and Executive’s employment hereunder pursuant to Section 4(a) and (b), (d), or (e) of this Agreement; or

(ii) Company fails to make any payment to Executive required to be made under the terms of this Agreement, as such failure is not cleared within twenty (20) days after Executive provides written notice to Company that provides reasonable detail and nature of the payment.

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(d) Termination By or of Executive after Change of Control. If at any time during the period commencing 90 days prior to a Change of Control Event and ending 12 months after the Change of Control Event (the “Change of Control Period”), the Executive’s employment is terminated, other than by death, either (i) by the Company other than for Cause as provided in Section 4(b), or (ii) by the Executive for any reason, then in addition to any other amounts payable to the Executive pursuant to this Agreement, other than the Severance Payment, the Company shall pay to Executive, in one lump-sum payment within 30 days after the date of such termination, Accrued Compensation plus an amount equal to two times (2.0x) the sum of (x) Executive’s then annual Base Salary plus (y) and an amount equal to Executive’s Discretionary Bonus for the immediately preceding fiscal year (the “Change of Control Severance Payment”). Subject to Section 4(j), the Change of Control Severance Payment shall be paid in periodic bi-weekly payments over a period of one (1) year in accordance with the ordinary payroll practice of Company. In addition, any unvested stock options or other equity-awards granted to Executive under any plan, initiative, or award plan previously or subsequently adopted by the Company that are outstanding as of the date of such termination shall become fully vested and nonforfeitable; provided that any such stock options granted to Executive that remain unexercised as of the date of their expiration will expire in accordance with the terms of the applicable plan and the relevant stock option agreement. For purposes of this agreement, a “Change of Control Event” shall be deemed to have taken place if one or more of the following occurs:

(i) Any person or entity other, as that term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, (other than a qualified benefit plan of Company or an affiliate of Company) becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) directly or indirectly or securities of Company representing 30% or more of the combined voting power of Company’s then outstanding securities (unless such person is known by Executive to be already such beneficial owner on the date of this Agreement);

(ii) Individuals who, as of the Effective Date hereof, constitute the Board of Directors of Company cease for any reason to constitute at least a majority of the respective Board of Directors, unless any such change is approved by a unanimous vote of the respective Board of Directors in office immediately prior to such cessation;

(iii) The Company or any of its affiliates shall (in a single transaction or a series or related transactions) issue shares, sell or purchase assets, engage in a merger or engage in any other transaction immediately after which securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company shall be ultimately owned by person(s) who shall not have owned such securities prior to such transaction or who shall be a party to such transaction;

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(iv) The Company and its affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations which generated a majority of the consolidated revenues (determined on the basis of Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of Company and its subsidiaries immediately prior thereto;

(v) The Company’s Board of Directors shall approve the distribution to the Company’s shareholders of all or substantially all of Company’s net assets or shall approve the dissolution of the Company; or

(vi) Any other transaction series of related transactions occur which have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

If Executive’s employment is not terminated during the Change of Control Period, then the rights and obligation of the parties for the balance of the term of this Agreement shall be governed by this Agreement exclusive of the provisions contained in this Section 4(d) except that this Section 4(d) shall continue and become applicable for the term of this Agreement if a subsequent Change of Control Event occurs.

(e) Termination due to Disability. Company may terminate Executive’s employment hereunder due to Executive’s “Disability.” Executive shall be deemed to have sustained a “Disability” if he shall have been unable to perform his duties for more than ninety (90) days in any twelve (12) month period. Upon termination of Executive’s employment hereunder pursuant to this Section 4(e), Company shall promptly pay Executive his Accrued Compensation and any payments to which he may be entitled under any applicable employee benefits plan (according to the terms of such plans and policies).

(f) Death. The Term and Executive’s employment hereunder will terminate automatically upon Executive’s death. Upon termination of the Term and Executive’s employment hereunder because of Executive’s death, Company shall promptly pay Executive’s estate his Accrued Compensation, and any payments to which Executive’s spouse, beneficiaries or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(g) Termination COBRA Payment. Upon termination of the Term and Executive’s employment hereunder pursuant to Sections 4 (a), (c), (d) or (e), Company shall pay the cost to Executive as such costs become due for

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continuation coverage under COBRA (hereinafter referred to as the “Termination COBRA Payments”) and basic employee group benefits provided by Company to Executive for the lesser of three (3) months after termination or until Executive secures new employment.

(h) Out Placement Services. Upon termination of the Term and Executive’s employment hereunder pursuant to Sections 4(a), (c), (d), or (e) Company shall reimburse to Executive the cost for ninety (90) days of any executive outplacement firm selected by Executive and approved by Company; provided, however, that Company’s liability hereunder shall be limited to such expenses as are customary and reasonable in the Dallas area for Executive’s level of responsibility. Executive shall provide Company with reasonable documentation of the occurrence of such outplacement costs and expenses.

(i) Employment. Upon termination of the Term and Executive’s employment hereunder for any reason, Executive shall be deemed to have voluntarily resigned from the Board and any and all positions he holds as an officer or director of Company or any affiliate.

(j) Section 409A Compliance. Payments under this Agreement (the “Payments”) shall be designed and operate in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A, and the regulations, applicable case law and administrative guidance related to same. All Payments shall be, under all circumstances, deemed to come from an unfunded plan. Further, notwithstanding any provision in this Agreement to the contrary, all Payments subject to Section 409A will not be accelerated in time or schedule. In addition, all Severance Payments, including Change of Control Severance Payments, that are deferred compensation and subject to 409A will only be payable upon a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with Company under Section 1.409A-1(h)(3). All references in this Agreement to a termination of employment shall be construed to require a “separation from service.” Furthermore, and notwithstanding any provisions of this Agreement to the contrary, if all or any portion of the Payments and/or benefits due under this Section 4 are determined to be “non-qualified deferred compensation” subject to Section 409A and Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder, and other guidance issued thereunder, then such Payments and/or benefits (or a portion thereof) shall commence no earlier than the first day of the seventh month following Executive’s termination of employment, with the first payment being a lump-sum equal to the aggregate Payments and/or benefits Executive would have received during such six-month period if no such payment delay had been imposed.

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(k) Other Severance Pay. Other than as stated in this Section 4, Executive shall not be entitled to, and Company shall not pay, any severance pay or benefits under any other plan, program, or policy of Company, including without limitation, no Discretionary Bonus for the year of termination.

5. MITIGATION. Upon termination of this Agreement for any reason, Executive shall not be obligated to seek other employment or take any other action by way of mitigation of Severance Payments set forth in Section 4(a) or the Change of Control Severance Payment set forth in Section 4(d), and such amounts shall not be reduced whether or not Executive obtains other employment; provided, however, that Company shall maintain a right of set-off for damages and/or harm resulting from a breach of this Agreement or any improper acts or conduct of Executive which harm Company.

6. NOTIFICATION OF NEW EMPLOYER. In the event that employment is terminated for any reason, Executive hereby consents to the notification by Company to Executive’s new employer of Executive’s rights and obligations under this Agreement. In addition, in the event that Executive plans to render services to another company within two (2) years of the date of termination of his employment, Executive agrees to provide Company with as much notice as possible of Executive’s intention to join that company and/or business but in no event will Executive provide less than two (2) weeks notice of that intention; provided, however, the provision of such notice and Company’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.

7. RELEASE. Notwithstanding any other provision in this Agreement to the contrary, Executive agrees to execute upon termination (and not to revoke) a separation agreement and general release of claims acceptable to Company (the “Release”). If Executive fails to execute and deliver the Release, or revokes the Release, within forty-five (45) days of the date on which Executive’s employment terminates, Executive agrees that he is not entitled to receive the Severance Payment. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. In no event shall a Severance Payment be made hereunder until the period in which to revoke the Release has terminated.

8. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of Executive’s employment with Company, he has been and will continue to be provided by Company with access to certain confidential information, trade-secrets, and other matters that are of a confidential and proprietary nature, including but not limited to Company’s customer list, vendors, suppliers, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). Company provides on an ongoing basis such Confidential Information as Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such

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Confidential Information remains confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform Company of such event, shall cooperate with Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and should only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industry in which Company does business, other than as a result of any action or inaction by Executive. Executive further agrees that he will not during employment and/or any time thereafter use the Confidential Information in competing, directly or indirectly, with Company. At such time as Executive shall cease to be employed by Company, he will immediately turnover to Company all Confidential Information, including all computers, personal data devices, papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with Company. This nondisclosure covenant is binding on Executive, as well as his heirs, successors and legal representatives, and will survive termination of this Agreement for any reason.

9. NONSOLICITATION OF COMPANY EMPLOYEES. To further preserve the rights of Company pursuant to Section 8 above and Section 10 below, and for the consideration promised by Company under this Agreement, during the Term of Executive’s employment with Company and for a period of twelve months thereafter, regardless of the reason for termination of employment, Executive will not , directly or indirectly, (i) hire any current or prospective employee of Company, or any subsidiary or affiliate of Company (including, without limitation, any current or prospective employee of Company within the 6-month period proceeding Executive’s last day of employment with Company who work, works, or has been offered employment by Company); (ii) solicit or encourage any employee to terminate their employment with Company, or any subsidiary or affiliate of Company; or (iii) solicit or encourage any employee to accept employment with any such business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated.

10. NON-COMPETITION. To further preserve the rights of Company pursuant to Section 8 above, and for the consideration promised by Company under this Agreement, including, without limitation, the Term of employment, during Executive’s employment with Company and for a period of one (1) year thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as Company in any location in which Company, or any subsidiary or affiliate of Company, operates or has plans or has projected to operate or does business during Executive’s employment with Company. The foregoing shall not

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prohibit Executive from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after Executive’s employment with Company has terminated, upon receiving written permission by the Board or its designee, Executive shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board or its designee in good faith to be immaterial to the operations of Company, or any subsidiary or affiliate of Company.

To further preserve the rights of Company pursuant to Section 8 above, and for the consideration promised by Company under this Agreement, not to include any Severance Payment, during the term of Executive’s employment with Company and for a period of one (1) year thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom Company, or any subsidiary or affiliate of Company, (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding Executive’s last day of employment with Company; or (iii) has been included as a prospect by Company, or any subsidiary or affiliate of Company.

Company and Executive agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the Parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to Company, and upon breach of any provision of this noncompetition covenant, Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which Company may have (including, without limitation, the right to seek monetary damages).

Should Executive violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

11. SEVERABILITY AND REFORMATION. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a

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court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law.

12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof.

13. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice, in order of preference of the recipient:

If to Company:	Ennis, Inc.
2441 Presidential Parkway
Midlothian, TX 76065

If to Executive:	Ronald M. Graham
812 Cockrell Hill Rd.
Ovilla, TX 75154

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

14. GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, shall be instituted and litigated only in Dallas, Texas.

15. ASSIGNMENT. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of Company. Company may assign its rights and obligations under this Agreement.

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16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

17. AMENDMENT. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of Company (other than Executive).

18. CONSTRUCTION. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against Company or Executive.

19. NON-WAIVER. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by Company (other than Executive) and Executive.

20. USE OF NAME, LIKENESS AND BIOGRAPHY. Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

21. CORPORATE OPPORTUNITIES. Executive acknowledges that during the course of Executive’s employment by Company, Executive may be offered or become aware of business or investment opportunities in which Company may or might have an interest (a “Corporate Opportunity”) and that Executive has a duty to advise Company of any such Corporate Opportunities before acting upon them. Accordingly, Executive agrees: (a) that Executive will disclose to Company’s Board any Corporate Opportunity offered to Executive or of which Executive becomes aware, and (b) that Executive will not act upon any Corporate Opportunity for Executive’s own benefit or for the benefit of any Person other than Company without first obtaining consent or approval of Company’s Board (whose consent or approval may be granted or denied solely at the discretion of Company’s Board; provided, that Executive, at Executive’s election, may act upon any such Corporate Opportunity for Executive’s benefit or the benefit of any other Person if Company’s Board has not caused Company to act upon any such Corporate Opportunity within thirty (30) days after disclosure of such Corporate Opportunity to Company by Executive.

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22. RIGHT TO INSURE. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

23. ASSISTANCE IN LITIGATION AND REGULATORY EVENTS. Executive shall reasonably cooperate with Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Company that relate to events or occurrences that transpired while Executive was employed by Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. Executive also shall cooperate fully with Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Company. Company will pay Executive a reasonable hourly rate to be derived from Executive’s prior base salary for Executive’s cooperation

24. NO INCONSISTENT OBLIGATIONS. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with Company to perform the duties described herein. Executive will not disclose to Company, or use, or induce Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

25. BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and Company, its successors and assigns.

26. REMEDIES. The Parties recognize and affirm that in the event of a breach of Sections 8, 9, or 10 of this Agreement, money damages would be inadequate and Company would not have an adequate remedy at law. Accordingly, the Parties agree that in the event of a breach or a threatened breach of Sections 8, 9, or 10, Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Sections 8, 9, or 10, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that Company shall have the right to offset the amount of any damages resulting from a breach by Executive of

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Sections 8, 9, 0r 10 against any payments, including Severance Payments, due Executive under this Agreement. The Parties agree that if one of the Parties is found to have breached this Agreement by a court of competent jurisdiction, the breaching party will be required to pay the non-breaching party’s attorneys’ fees.

27. ARBITRATION. Other than as stated in Section 26, the Parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”). The arbitration will take place in Dallas, Texas. All disputes shall be resolved by a panel of three (3) arbitrators. The arbitrators will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Section 26. The arbitrators shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Section 26, where the arbitrators find Executive violated Sections 8, 9, or 10. The arbitrators’ decision will be final and binding. The judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

28. VOLUNTARY AGREEMENT. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, Company, its affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

29. LEGAL REPRESENTATION. Executive acknowledges (a) that he has been advised to consult with legal counsel of Executive’s choice to represent and advise Executive in connection with this Agreement and the matters memorialized herein, and Executive has had an opportunity to consult with legal counsel of Executive’s choice before executing this Agreement

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30. TAX GROSS UP.

(a) If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change of Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change of Control, including any excise tax under Section 4999 of the Code an any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, Company (including any successor to Company) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the “Parachute Tax Reimbursement”); provided, that such Parachute Tax Reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which such taxes are imposed upon Executive.

(b) In addition, Company (including any successor to Company) shall “gross up” such Parachute Tax Reimbursement by paying to Executive at same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement.

(c) The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by a nationally recognized accounting firm selected by Company (with all such cost borne by Company), whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive.

[Signature Page Follows]

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IN WITNESS WHEREOF, Company and Executive have executed this Agreement, effective as of the day and year first above written.

Dated: July 31, 2017	COMPANY: ENNIS, INC.

By:	/s/ Alejandro Quiroz

Name:	Alejandro Quiroz

Title:	Compensation Committee Chairman

Dated: July 31, 2017	EXECUTIVE: RONALD M. GRAHAM

By:	/s/ Ronald M. Graham

Name:	Ronald M. Graham

Address:	812 Cockrell Hill Rd.
Ovilla, TX 75154

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